Exhibit 99.1

Actuant Reports Record Second Quarter Results, Raises Full Year Guidance

MILWAUKEE--(BUSINESS WIRE)--Actuant Corporation (NYSE: ATU) today announced record sales and earnings for its second quarter ended February 29, 2008.

Highlights

  Sales totaled $400 million, a 17% increase over the prior year, with 4% core sales growth (total sales less the impact of foreign currency rate changes and business acquisitions).
  Completed the previously announced European Electrical restructuring program.
  23% year-over-year improvement in diluted earnings per share (“EPS”), to $0.43 for the quarter, excluding European Electrical restructuring charges.
  EBITDA margin expansion of 60 basis points, excluding European Electrical restructuring charges.
  Cash generated from operations of approximately $32 million.
  Completed acquisition of Superior Plant Services (“SPS”) on March 3, 2008, broadening the Joint Integrity product line offering.

Robert Arzbaecher, CEO of Actuant, commented, “We are pleased to once again report record quarterly sales and earnings. In addition to the solid 4% core sales growth, our recent acquisitions and the weaker US dollar drove robust sales growth. The combination of this sales growth and our profit improvement initiatives drove a 60 basis point increase in EBITDA margins as well as 23% diluted EPS growth, excluding European Electrical restructuring charges. Our results reinforce the benefits of Actuant’s end market, geographic and customer diversification and demonstrate the Company’s success in leveraging cost synergies from existing and new businesses, while at the same time investing in promising growth opportunities.”

Consolidated Results

Second quarter sales increased 17% to $400 million from $341 million in the prior year, reflecting the combination of core growth, business acquisitions and the weaker US dollar. Excluding the impact of foreign currency rate changes (5%) and acquisitions (8%), core sales growth was 4%. Three of the Company’s four operating segments reported second quarter core sales growth, led by the Industrial segment which generated 16% core growth – its highest in the last two years.

Excluding European Electrical restructuring charges, operating margins in the second quarter were even with the prior year. Gross profit margins improved due to higher volume, favorable sales mix and the Company's continuous improvement initiatives including Lean Enterprise Across Disciplines (LEAD). These improvements were offset by higher amortization expense, as well as increased selling, administrative and engineering expenses in support of both growth and earnings improvement initiatives.

Second quarter fiscal 2008 net earnings and EPS were $22.2 million and $0.35, respectively, compared to prior year net earnings and EPS of $18.9 million and $0.31, respectively. Fiscal 2008 second quarter results include a $4.7 million ($0.07 per diluted share) net charge covering the final portion of the Company’s previously announced European Electrical restructuring initiative, versus $2.9 million ($0.05 per diluted share) in the second quarter of fiscal 2007. Excluding these restructuring charges, second quarter EPS increased 23% year-over-year from $0.35 to $0.43. (See attached reconciliation of GAAP to non-GAAP measures).

Sales for the six months ended February 29, 2008 were $815 million, or 19% higher than the $684 million in the comparable prior year period. Excluding the impact of foreign currency rate changes (5%) and sales from acquired businesses (10%), core sales increased 4%.

Net earnings for the six months ended February 29, 2008 rose 13% to $49.7 million, or $0.79 per diluted share, compared to $44.0 million, or $0.71 per diluted share for the comparable prior year period. Year-to-date fiscal 2008 results include $0.16 per diluted share of European Electrical restructuring charges while fiscal 2007 included $0.05 per diluted share. Excluding restructuring charges, EPS rose 25% to $0.95 per diluted share, compared to $0.76 per diluted share for the comparable prior year period. (See attached reconciliation of GAAP to non-GAAP measures).

Segment Results

Industrial Segment

(US $ in millions)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Sales	$130.8	$96.5	$267.9	$200.4
Operating Profit	$32.8	$24.2	$70.7	$53.2
Operating Profit %	25.0%	25.1%	26.4%	26.5%

Second quarter fiscal 2008 Industrial segment sales increased 36% to $131 million. Excluding currency translation and acquisitions, Industrial segment core sales grew 16% driven by continued strong global demand for joint integrity products and services for the oil & gas and power generation markets, as well as high-force hydraulic tools. Although second quarter operating profit margins benefited from higher volumes, pricing and continuous improvement initiatives, they declined 10 basis points from the prior year due to unfavorable sales and acquisition mix, as well as higher acquisition-related amortization expense.

Electrical Segment

(US $ in millions)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Sales	$130.8	$123.6	$264.7	$245.6
Operating Profit (1)	$11.2	$9.5	$21.7	$18.9
Operating Profit %	8.6%	7.7%	8.2%	7.7%

(1) Excludes European Electrical restructuring charges of $5.0 million and $3.8 million for the three months ended February 29, 2008 and February 28, 2007, respectively and $10.5 million and $3.9 million for the six months ended February 29, 2008 and February 28, 2007, respectively.

Fiscal 2008 second quarter Electrical segment sales increased 6% to $131 million due to foreign currency translation and the acquisition of BH Electronics (July 2007). Core sales declined 6% reflecting weaker demand from DIY, marine and transformer customers. Excluding European Electrical restructuring charges, operating profit margin improved to 8.6% in the quarter from 7.7% in the comparable prior year period.

Actuation Systems Segment

(US $ in millions)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Sales	$109.8	$97.7	$222.7	$203.3
Operating Profit	$8.3	$8.0	$18.4	$16.6
Operating Profit %	7.6%	8.1%	8.2%	8.1%

Actuation Systems segment second quarter fiscal 2008 sales increased 12% to $110 million. Core sales grew 5% in the quarter due to higher demand from the Company’s global truck and automotive customers, with the balance of the increase due to currency translation. Sales to the recreational vehicle (“RV”) market declined due to lower OEM build levels caused by weaker consumer demand. Although operating profit margins declined 50 basis points compared to last year, excluding the costs to consolidate two RV facilities into one, second quarter segment margins increased year-over-year.

Engineered Products Segment

(US $ in millions)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Sales	$28.3	$23.3	$59.5	$34.6
Operating Profit	$3.1	$3.1	$7.4	$4.7
Operating Profit %	11.1%	13.3%	12.4%	13.7%

Second quarter 2008 Engineered Products segment sales increased to $28 million from $23 million in the prior year reflecting 1% core sales growth and the acquisition of Maxima in December 2006. The second quarter operating profit margin of 11.1% was lower than the prior year due to facility relocation and downsizing costs at certain businesses in the segment.

Financial Position

Net debt at February 29, 2008 was $487 million (total debt of $582 million less $95 million of cash), a decrease of $18 million from the beginning of the quarter. There were no borrowings outstanding under the Company’s $250 million revolving credit facility at February 29, 2008.

Outlook

The Company provided increased full year sales and earnings guidance as well as initial guidance for the third quarter of fiscal 2008. Arzbaecher stated, “Our third quarter is expected to exhibit similar trends to what we experienced this past quarter characterized by robust performance from our Industrial segment, strong demand for our truck products and the continued benefit of margin improvement initiatives. Excluding future acquisitions, we are projecting third quarter sales and EPS to be in the range of $435 - 445 million, and $0.53-0.57 per diluted share, respectively.”

Arzbaecher continued, “Our full year fiscal 2008 sales and earnings outlook is being increased to reflect actual second quarter results, the acquisition of Superior Plant Services, the weaker US dollar and current business conditions. We currently expect sales and EPS in the range of $1.67-1.69 billion and $2.00-2.07 per share, respectively, compared to our previous sales and EPS guidance of $1.625-$1.660 billion and $1.95-$2.05 per diluted share, respectively. The estimates exclude future acquisitions as well as previously recorded European Electrical restructuring charges. This translates to 16-20% EPS growth over the prior year’s $1.73 per share, excluding tax gains and European Electrical restructuring charges. Given our diversity, variable cost structure and focus on continuous improvement, Actuant is well-positioned to deliver another record year in 2008.”

Conference Call Information

An investor conference call is scheduled for 10:00am CDT today, March 19, 2008. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to $1.5 billion and its market capitalization from $113 million to over $1.6 billion. The Company employs a workforce of more than 7,500 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 29,	August 31,
	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$ 94,912	$ 86,680
Accounts receivable, net	236,006	194,775
Inventories, net	221,208	197,539
Deferred income taxes	14,382	14,827
Other current assets	11,607	11,459
Total current assets	578,115	505,280

Property, plant and equipment, net	126,133	122,817
Goodwill	626,677	599,841
Other intangible assets, net	276,967	260,418
Other long-term assets	10,138	12,420

Total assets	$ 1,618,030	$ 1,500,776

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ 2,148	$ -
Trade accounts payable	166,923	153,205
Accrued compensation and benefits	47,923	52,345
Income taxes payable	31,000	20,309
Current maturities of long-term debt	34	519
Other current liabilities	67,181	64,449
Total current liabilities	315,209	290,827

Long-term debt, less current maturities	580,159	561,138
Deferred income taxes	110,726	103,589
Pension and postretirement benefit accruals	23,877	27,437
Other long-term liabilities	25,691	17,864

Shareholders' equity
Capital stock	11,167	11,070
Additional paid-in capital	(333,584)	(349,190)
Accumulated other comprehensive income (loss)	19,369	12,876
Stock held in trust	(1,997)	(1,744)
Deferred compensation liability	1,997	1,744
Retained earnings	865,416	825,165
Total shareholders' equity	562,368	499,921

Total liabilities and shareholders' equity	$ 1,618,030	$ 1,500,776

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Net sales	$ 399,629	$ 341,020	$ 814,772	$ 684,003
Cost of products sold	265,789	230,775	540,099	460,713
Gross profit	133,840	110,245	274,673	223,290

Selling, administrative and engineering expenses	82,679	66,910	163,976	134,065
Restructuring charge	4,952	3,776	10,472	3,885
Amortization of intangible assets	3,461	2,660	6,718	4,913
Operating profit	42,748	36,899	93,507	80,427

Financing costs, net	9,032	8,268	18,331	15,110
Other (income) expense, net	(670)	754	(1,780)	970
Earnings from operations before income tax expense and minority interest	34,386	27,877	76,956	64,347

Income tax expense	12,154	8,956	27,302	20,334
Minority interest, net of income taxes	(7)	2	(12)	(8)

Net earnings	$ 22,239	$ 18,919	$ 49,666	$ 44,021

Earnings per share
Basic	$ 0.40	$ 0.35	$ 0.89	$ 0.81
Diluted	0.35	0.31	0.79	0.71

Weighted average common shares outstanding
Basic	55,815	54,653	55,712	54,627
Diluted	64,716	63,480	64,691	63,458

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Operating Activities
Net earnings	$ 22,239	$ 18,919	$ 49,666	$ 44,021
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,028	8,844	21,492	16,721
Stock-based compensation expense	1,537	1,333	3,140	2,750
Provision for deferred income taxes	293	(237)	6,679	(3,154)
Other	(241)	261	(215)	765
Changes in operating assets and liabilities, excluding the effects of the business acquisitions
Accounts receivable	(2,288)	4,080	(25,055)	(10,130)
Accounts receivable securitiza- tion program	(4,593)	(9,267)	331	(6,115)
Inventories	844	(1,463)	(6,180)	(7,820)
Prepaid expenses and other assets	1,027	61	1,975	(1,311)
Trade accounts payable	4,524	(9,453)	4,762	(15,208)
Income taxes payable	(796)	(9,147)	1,656	(3,770)
Other accrued liabilities	(1,454)	(316)	2,593	(5,391)
Net cash provided by operating activities	32,120	3,615	60,844	11,358

Investing Activities
Proceeds from sale of property, plant and equipment	3,258	-	11,579	2,789
Capital expenditures	(10,198)	(6,221)	(19,234)	(12,737)
Business acquisitions, net of cash acquired	(3,629)	(110,332)	(51,066)	(110,059)
Net cash used in investing activities	(10,569)	(116,553)	(58,721)	(120,007)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and short-term borrowings	2,006	(42,131)	2,140	(43,991)
Proceeds from term loan	-	155,677	-	155,677
Principal repayments on term loans	(7)	(2,469)	(1,001)	(2,469)
Cash dividend	-	-	(2,221)	(2,187)
Tax benefit from stock-based compensation	467	-	1,554	-
Other	858	(47)	1,784	67
Net cash provided by financing activities	3,324	111,030	2,256	107,097

Effect of exchange rate changes on cash	1,296	173	3,853	744
Net increase (decrease) in cash and cash equivalents	26,171	(1,735)	8,232	(808)
Cash and cash equivalents - beginning of period	68,741	26,586	86,680	25,659
Cash and cash equivalents - end of period	$ 94,912	$ 24,851	$ 94,912	$ 24,851

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2007					FISCAL 2008
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$ 103,935	$ 96,501	$ 115,852	$ 122,855	$ 439,143	$ 137,089	$ 130,802			$ 267,891
ELECTRICAL SEGMENT	122,017	123,599	127,653	132,439	505,708	133,962	130,779			264,741
ACTUATION SYSTEMS SEGMENT	105,654	97,656	111,768	104,367	419,445	112,899	109,764			222,663
ENGINEERED PRODUCTS SEGMENT	11,377	23,264	29,817	29,994	94,452	31,193	28,284			59,477
TOTAL	$ 342,983	$ 341,020	$ 385,090	$ 389,655	$ 1,458,748	$ 415,143	$ 399,629			$ 814,772

% SALES GROWTH
INDUSTRIAL SEGMENT	31%	34%	34%	22%	30%	32%	36%			34%
ELECTRICAL SEGMENT	16%	17%	17%	18%	17%	10%	6%			8%
ACTUATION SYSTEMS SEGMENT	19%	11%	2%	4%	9%	7%	12%			10%
ENGINEERED PRODUCTS SEGMENT	7%	120%	157%	159%	112%	174%	22%			72%
TOTAL	21%	24%	22%	20%	21%	21%	17%			19%

OPERATING PROFIT
INDUSTRIAL SEGMENT	$ 28,958	$ 24,203	$ 33,259	$ 34,865	$ 121,285	$ 37,976	$ 32,757			$ 70,733
ELECTRICAL SEGMENT	9,357	9,535	10,341	10,851	40,084	10,426	11,239			21,664
ACTUATION SYSTEMS SEGMENT	8,614	7,954	10,994	9,562	37,124	10,059	8,301			18,360
ENGINEERED PRODUCTS SEGMENT	1,653	3,088	4,069	4,644	13,454	4,235	3,146			7,381
CORPORATE / GENERAL	(4,944)	(4,105)	(5,756)	(6,274)	(21,079)	(6,415)	(7,743)			(14,159)
TOTAL - EXCLUDING RESTRUCTURING CHARGE	$ 43,638	$ 40,675	$ 52,907	$ 53,648	$ 190,868	$ 56,281	$ 47,700			$ 103,979
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	(109)	(3,776)	(434)	(1,076)	(5,395)	(5,521)	(4,952)			(10,472)
TOTAL	$ 43,529	$ 36,899	$ 52,473	$ 52,572	$ 185,473	$ 50,760	$ 42,748			$ 93,507

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.9%	25.1%	28.7%	28.4%	27.6%	27.7%	25.0%			26.4%
ELECTRICAL SEGMENT	7.7%	7.7%	8.1%	8.2%	7.9%	7.8%	8.6%			8.2%
ACTUATION SYSTEMS SEGMENT	8.2%	8.1%	9.8%	9.2%	8.9%	8.9%	7.6%			8.2%
ENGINEERED PRODUCTS SEGMENT	14.5%	13.3%	13.6%	15.5%	14.2%	13.6%	11.1%			12.4%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGE	12.7%	11.9%	13.7%	13.8%	13.1%	13.6%	11.9%			12.8%

EBITDA
INDUSTRIAL SEGMENT	$ 31,356	$ 26,475	$ 35,738	$ 39,156	$ 132,725	$ 42,570	$ 37,386			$ 79,956
ELECTRICAL SEGMENT	11,543	11,404	12,355	13,501	48,803	13,226	13,661			26,886
ACTUATION SYSTEMS SEGMENT	11,339	10,928	14,179	12,547	48,993	13,292	11,428			24,720
ENGINEERED PRODUCTS SEGMENT	1,904	3,986	4,962	5,780	16,632	5,399	4,445			9,844
CORPORATE / GENERAL	(4,844)	(4,028)	(5,822)	(6,350)	(21,044)	(6,632)	(7,522)			(14,154)
TOTAL - EXCLUDING RESTRUCTURING CHARGE	$ 51,298	$ 48,765	$ 61,412	$ 64,634	$ 226,109	$ 67,855	$ 59,398			$ 127,252
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	(109)	(3,776)	(434)	(1,076)	(5,395)	(5,521)	(4,952)			(10,472)
TOTAL	$ 51,189	$ 44,989	$ 60,978	$ 63,558	$ 220,714	$ 62,334	$ 54,446			$ 116,780

EBITDA %
INDUSTRIAL SEGMENT	30.2%	27.4%	30.8%	31.9%	30.2%	31.1%	28.6%			29.8%
ELECTRICAL SEGMENT	9.5%	9.2%	9.7%	10.2%	9.7%	9.9%	10.4%			10.2%
ACTUATION SYSTEMS SEGMENT	10.7%	11.2%	12.7%	12.0%	11.7%	11.8%	10.4%			11.1%
ENGINEERED PRODUCTS SEGMENT	16.7%	17.1%	16.6%	19.3%	17.6%	17.3%	15.7%			16.6%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGE	15.0%	14.3%	15.9%	16.6%	15.5%	16.3%	14.9%			15.6%

Note: All prior periods have been restated to include Milwaukee Cylinder as part of the Industrial Segment. Previously this business was part of the Engineered Products Segment. The total of the individual quarters may not equal the annual total due to rounding.

ACTUANT CORPORATION
Reconciliation of GAAP measures to non-GAAP measures
(Dollars in thousands, except for per share amounts)

	FISCAL 2007					FISCAL 2008
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

NET EARNINGS EXCLUDING RESTRUCTURING CHARGE AND TAX ADJUSTMENTS / CREDITS (1)
NET EARNINGS (GAAP MEASURE)	$ 25,102	$ 18,919	$ 29,580	$ 31,351	$ 104,952	$ 27,427	$ 22,239			$ 49,666
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	109	2,926	434	1,076	4,545	5,521	4,729			10,250
TAX ADJUSTMENTS / CREDITS	-	-	-	(1,580)	(1,580)	-	-			-
TOTAL (NON-GAAP MEASURE)	$ 25,211	$ 21,845	$ 30,014	$ 30,847	$ 107,917	$ 32,948	$ 26,968			$ 59,916

DILUTED EARNINGS PER SHARE EXCLUDING RESTRUCTURING CHARGE AND TAX ADJUSTMENTS / CREDITS (1)
NET EARNINGS (GAAP MEASURE)	$ 0.41	$ 0.31	$ 0.47	$ 0.50	$ 1.69	$ 0.43	$ 0.35			$ 0.79
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	-	0.05	0.01	0.02	0.07	0.09	0.07			0.16
TAX ADJUSTMENTS / CREDITS	-	-	-	(0.02)	(0.02)	-	-			-
TOTAL (NON-GAAP MEASURE)	$ 0.41	$ 0.35	$ 0.48	$ 0.49	$ 1.73	$ 0.52	$ 0.43			$ 0.95

EBITDA (2)
NET EARNINGS (GAAP MEASURE)	$ 25,102	$ 18,919	$ 29,580	$ 31,351	$ 104,952	$ 27,427	$ 22,239			$ 49,666
FINANCING COSTS, NET	6,841	8,268	9,076	8,816	33,001	9,300	9,032			18,331
INCOME TAX EXPENSE	11,379	8,956	13,146	13,300	46,781	15,149	12,154			27,302
DEPRECIATION & AMORTIZATION	7,877	8,844	9,165	10,137	36,023	10,464	11,028			21,492
MINORITY INTEREST, NET OF INCOME TAX	(10)	2	11	(46)	(43)	(6)	(7)			(12)
EBITDA (NON-GAAP MEASURE)	$ 51,189	$ 44,989	$ 60,978	$ 63,558	$ 220,714	$ 62,334	$ 54,446			$ 116,780
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	109	3,776	434	1,076	5,395	5,521	4,952			10,472
EBITDA (NON-GAAP MEASURE) - EXCLUDING RESTRUCTURING CHARGE	$ 51,298	$ 48,765	$ 61,412	$ 64,634	$ 226,109	$ 67,855	$ 59,398			$ 127,252

(1)

Net earnings and diluted earnings per share excluding restructuring charges and income tax adjustments / credits represent net earnings and diluted earnings per share per the Consolidated Statement of Earnings net of charges or credits for items to be highlighted for comparability purposes.  These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the company's operating performance.  However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.  The total of the individual components do not equal diluted earnings per share excluding restructuring charges and income tax adjustments / credits due to rounding.

(2)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and minority interest.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer
Director, Investor Relations
262-373-7462